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          FINET HOLDINGS CORPORATION AND MONUMENT MORTGAGE, INC.

                MERGER AGREEMENT AND PLAN OF REORGANIZATION

This Merger Agreement and Plan of Reorganization ("Agreement") is made as of December 20, 1996, at San Francisco, California, among Finet Holdings Corporation ("Finet"), a Delaware Corporation, having its principal office at San Francisco, California; Finet Correspondent, Inc. ("Ficor"), a California Corporation, having its principal office at San Francisco, California; and Monument Mortgage, Inc. ("MMI"), a California Corporation, having its principal office at Walnut Creek, California.

RECITALS

     A. Finet and MMI wish to combine their respective businesses by means of MMI becoming a subsidiary of Finet.

     B. The parties wish to effectuate such a reorganization by means of a reverse subsidiary triangular merger whereby Ficor, a wholly owned subsidiary of Finet, will merge with MMI and Ficor will cease to exist.

     C. The parties agree that after the merger and reorganization, that MMI will be a wholly owned subsidiary of Finet and shall indicate that it is a Finet company by appropriate use of the Finet name and logo.

TERMS OF REORGANIZATION

1.   Tax-Free Reorganization.

     Finet, Ficor and MMI adopt this agreement as a merger and plan of reorganization under Section 368(a)(2)(E) of the Internal Revenue Code.

2.   Effect of Merger.

     On the Effective Date, as defined in this Agreement, a merger shall take place ("the Merger") whereby Ficor shall be merged with and into MMI, and MMI shall be the Surviving Corporation. (The term "Surviving Corporation" appearing in this Agreement denotes MMI after consummation of the Merger.) MMI's corporate name, existence, and all its purposes, powers, and objectives shall continue unaffected and unimpaired by the Merger, and as the Surviving Corporation it shall be governed by the laws of the State of California and succeed to all of Ficor's rights, assets, liabilities, and obligations in accordance with the California General Corporation Law.

3.   Closing Date; Effective Date.

     Consummation of the Merger shall be effected as soon as practicable after all the conditions established in this Agreement have been satisfied. The closing shall be held at 1:00 pm, December 31, 1996 at the offices of Miller, Mailliard & Culver in San Francisco, California, or at such other time and place as the parties may agree. The time and date of closing are called the "Closing Date," and will be the same day as the Effective Date.

4.   Governance of Surviving Corporation.

     4.1.      Articles of Incorporation.

          The articles of incorporation of MMI in effect on the Effective Date of the Merger shall become the articles of incorporation of the Surviving Corporation. From and after the Effective Date of the Merger, said articles of incorporation, as they may be amended from time to time as provided by law, shall be, and may be separately certified as, the articles of incorporation of the Surviving Corporation.

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     4.2.      Bylaws.

          The bylaws of MMI in effect on the Effective Date of the Merger shall be the bylaws of the Surviving Corporation until they are thereafter duly altered, amended, or repealed.

     4.3. Directors and Officers.

          The directors of MMI on the Effective Date of the Merger shall be the directors of the Surviving Corporation. They shall hold office until their successors have been elected and qualified. The officers of MMI shall be the officers on the effective date of the Merger shall be the officers of Surviving Corporation. Each shall hold office subject to the bylaws and the pleasure of the directors of Surviving Corporation.

5.   The Shares.

     5.1. Capital Shares of MMI.

          The authorized capital stock of MMI consists of one million shares (1,000,000) of Common Stock of no par value of which 10,000 shares are issued and outstanding. All shares are validly issued, fully paid, and non-assessable, and such shares have been so issued in substantial compliance with all federal and state securities laws.

     5.2. Capital Shares of Finet.

          The authorized capital stock of Finet consists of thirty million, one hundred thousand shares (30,100,000), which consists of thirty million shares (30,000,000) of Common Stock (par value $.01) and one hundred thousand (100,000) shares of Preferred Stock (par value $.01), of which 13,037,719 common shares are currently issued and outstanding. There are existing warrants that may result in up to an additional 4,935,917 common shares being issued. There are existing stock options that may result in up to an additional 511,876 common shares being issued. There are existing convertible debt instruments that may result in up to an additional 2,000,000 shares being issued. All shares are validly issued, fully paid, and non-assessable, and such shares have been so issued in substantial compliance with all federal and state securities laws.

     5.3. Conversion of Shares.

          5.3.1. Each share of Ficor's common stock issued and outstanding shall be canceled and no shares of MMI shall be issued in exchange therefor;

          5.3.2. Each and every share of MMI's common stock issued and outstanding immediately before the Effective Date (the "Target Common Stock'), shall by virtue of the Merger and without action on the part of MMI be converted into the right to receive from and to be delivered by Finet the following items per share: 840 shares of Finet common stock and $100 cash, both items to be delivered upon surrender to Finet for cancellation of the certificate representing such share of MMI.

6.   MMI Representations and Warranties.

     MMI represents and warrants to Finet and Ficor  as follows:

     a) MMI is duly organized, validly existing, and in good standing under the laws of California, and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted.

     b) MMI's board of directors has authorized the execution of this Reorganization Agreement, and MMI has the corporate power and is duly authorized, subject to the approval of this Reorganization Agreement by its shareholders, to merge Ficor into MMI pursuant to this Agreement.

     c) MMI's issued and outstanding shares have been validly issued in full compliance with all federal and state securities law, are fully paid and nonassessable, and have voting rights. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating MMI to issue or to transfer any additional shares of its stock.

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7.   Representations of Acquiring corporation.

     Finet represents and warrants to MMI as follows:

     a) Finet is duly organized, validly existing, and in good standing as a Delaware corporation, and Ficor is a wholly owned subsidiary of Finet and is duly organized, validly existing, and in good standing under the laws of the State of California.

     b) Finet and Ficor have full corporate power and authority to execute and deliver this Agreement and to perform the obligations under, and consummate the transactions contemplated by this Agreement. This Agreement is a valid and binding agreement of Finet and Ficor in accordance with its terms.

     c) Finet's issued and outstanding shares have been validly issued in full compliance with all federal and state securities law, are fully paid and nonassessable, and have voting rights. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Finet to issue or to transfer any additional shares of its stock that are not disclosed to MMI.

8.   Entire Agreement; Modification; Waiver.

     This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in said agreement and it supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

9.   Prohibited Acts.

     MMI agrees not to do any of the following things prior the closing date, and Finet and Ficor agree that prior to the closing date they will not request or permit MMI to do any of the following things: Issue any stock or other securities, including any right or option to purchase or otherwise acquire any of its stock, or issue any notes or other evidences of indebtedness not in the usual course of business;

10.  Employment Contracts.

     Prior to the Effective Date, James Noack and James Umphryes shall have entered into employment agreements on terms satisfactory to such executives and their respective counsel and to Finet and its counsel.

11.  Delivery of records.

     MMI agrees that on or before the Closing Date, it will cause to be delivered to Finet such corporate records or other documents of MMI in its possession or control as Finet may reasonably request.

12.  Successors.

     This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.

13.  Post-Closing

     13.1.     Board Seats.

          Finet shall nominate and use its best efforts to elect James Noack and James Umphryes, currently officers at MMI, or their designees, to the Board of Directors of Finet.
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     13.2.     Share Registration.

          Finet will, at Finet's expense, use its diligent best efforts to cause the shares issued to the MMI Shareholders pursuant to this Agreement ( and desired to be sold by MMI Shareholders) to be registered with the Securities and Exchange Commission so as to permit and facilitate their sale and distribution to the public at the earliest available opportunity in calendar year 1997. Finet further agrees that it will, at Finet's expense, cause the MMI Shareholders to be allowed to participate (on the most favored basis permitted to any other Finet shareholder, whether by separate registration rights agreement or otherwise) in all other future registered public sales and distributions of Finet shares. Finet further acknowledges that the MMI Shareholders may transfer all or any part of the shares issued to them by Finet pursuant to this Agreement so long as such transfers are made in compliance with applicable securities laws, including sales made pursuant to Rules 144 and Regulation S as promulgated by the Securities and Exchange Commission.

     13.3.     Indemnification of MMI Shareholders.

          James Noack and James Umphryes ("MMI Shareholders") are the sole shareholders of MMI. Finet agrees to indemnify, defend, and hold harmless MMI Shareholders against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that it shall incur or suffer, which arises, result from, or relate to any of the following:

          a) Activities by Finet or its affiliates or subsidiaries related to their obligations to perform under this Agreement.

          b) Activities by Finet or its affiliates or subsidiaries prior to the closing of this Agreement.

     13.4.     Indemnification of Finet Shareholders.

          MMI Shareholders agree to indemnify, defend, and hold harmless Finet against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that it shall incur or suffer, which arises, result from, or relate to any of the following:

          a) Activities by MMI Shareholders or its affiliates related to their obligations to perform under this Agreement.

          b) Activities by MMI Shareholders or its affiliates prior to the closing of this Agreement.

     13.5.     Releases.

          Finet acknowledges that the MMI Shareholders intend to revoke and terminate any personal guaranties previously given by them on behalf of MMI and its affiliates, and that Finet agrees to use its best efforts to secure releases of those personal guaranties promptly following the merger. In the event Finet, after reasonable effort is not able to obtain the aforementioned release of personal guaranties, then Finet shall agree to indemnify, defend, and hold harmless MMI Shareholders against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that it shall incur or suffer, which arises, result from, or relate to any personal guaranties given by MMI Shareholders in performance of their duties as officers of MMI, after the closing date.

14.  Remedies.

     14.1 Mediation and Arbitration.

          Initially all claims and controversies of any kind relating to this Agreement shall be submitted to mediation pursuant to the services of an established mediation service with the venue of the mediation being San Francisco, California.

          In the event the matter cannot be disposed of by mediation, all claims and controversies of any kind relating to this Agreement shall be finally settled by arbitration before a single arbitrator in San Francisco, in accordance with rules then obtaining of the American Arbitration Association. Said arbitration shall be subject to the laws of the State of California and all parties to this Agreement shall be bound by the decision in any such arbitration. Judgment upon such arbitration may be entered by any court of proper jurisdiction. In any such arbitration, the arbitrators: (i) shall apply the provisions of this Agreement without varying therefrom in any respect, and they shall not have the power to add to, modify or change the provisions of this Agreement; (ii) shall make specific
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written findings of fact and law; and (iii) shall apply the law of
California to all substantive issued of law. The foregoing shall not preclude the parties from seeking injunctive or other equitable relief from any court of proper jurisdiction pending the outcome of any arbitration.

          Attorney fees and costs shall be allocated by agreement in mediation and by the arbitrators in arbitration. In the event of injunctive relief, the prevailing party shall be entitled to reasonable attorney=s fees and costs.

     14.2.     Litigation Costs.

          If any legal action, or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     14.3. "As Is" Transaction; Disclaimer of Other Representations and Warranties.

          Except for the matters specifically provided for in this Agreement, each party acknowledges and agrees that it is entering into the transactions contemplated by this Agreement solely in reliance on its own investigation and that each party has had the opportunity to review such information, books, and records concerning the other party and its business as the party and its advisors have deemed necessary or desirable for such investigation. Each party further acknowledges that no representations or warranties of any kind other than those expressly provided for in this Agreement have been made by the other party. ALL OTHER WARRANTIES, EITHER EXPRESS, IMPLIED OR STATUTORY, ARE DISCLAIMED.

     14.4.     Limitation of Liability.

          IN NO EVENT SHALL EITHER PARTY OR ITS SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS, NOMINEES OR ASSIGNS BE LIABLE FOR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES INCLUDING LOSS OF PROFITS, OR FOR PUNITIVE DAMAGES ARISING OUT OF OR CONNECTED WITH THIS AGREEMENT.

15.  Governing Laws.

     This Agreement shall be construed in accordance with, and governed by, the laws of State of California as applied to contracts that are executed and performed entirely in California.
16.  Severability.

     If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement by construed to remain fully valid, enforceable, and binding on the parties.

Executed in multiple counterparts, each of which shall be deemed a duplicate original, as of the date first above written.


Finet Holdings Corporation


By:         /s/  L.  Daniel  Rawitch                                    By:
/s/ James W. Noack
     L. Daniel Rawitch, CEO                       James W. Noack, President



PREFERENCE AMERICA MORTGAGE NETWORK


By:        /s/ James A. Umphryes
     James A. Umphryes, Director